ASSUMPTION AND INDEMNITY REINSURANCE AGREEMENT

THIS ASSUMPTION AND INDEMNITY REINSURANCE AGREEMENT (this "Agreement"), entered into on November 30, 2018 (the "Execution Date"), is made by and between American Life & Security Corp., a Nebraska-domiciled stock insurance company the ("American Life" or the "Company"), and UNIFIED LIFE INSURANCE COMPANY, a Texas-domiciled stock insurance company ("Reinsurer"). Company and the Reinsurer shall be referred to collectively herein as the "Parties" and each as a "Party."

WHEREAS, the Company desires to transfer and assign to the Reinsurer on an assumption reinsurance basis all of the Company's right, title and interest in and to the Policies (as defined herein) arising on or after the Effective Date (as defined herein), such that all of the Company's rights, duties and obligations under the Policies arising on or after the Effective Date are completely assumed by the Reinsurer;

WHEREAS, the Reinsurer desires to assume on an assumption reinsurance basis all of the Company's right, title and interest under the Policies arising on or after the Effective Date upon the terms and conditions set forth herein;

WHEREAS, from and after the Effective Date until the Policies are assumed by the Reinsurer, the Company desires to cede and the Reinsurer agrees to reinsure, on an indemnity reinsurance basis, 100% of the Company's Policy Liabilities (as defined herein) on such Policies upon the terms and conditions set forth herein;

WHEREAS, American Life currently provides administration services with respect to certain policy forms (the "Policies") , a listing of the Policies is attached as Exhibit A;

WHEREAS, the Company desires to have the Reinsurer be responsible to provide directly all administrative services with respect to the Policies beginning on the Effective Date, and the Reinsurer agrees to accept such responsibility to provide such services upon the terms and conditions set forth herein;

WHEREAS, because of the need to perform system conversions, the Reinsurer desires to have the Company continue to provide administrative services during the Transition Period at the Reinsurer's expense and the Company agrees to continue to provide such services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises, and upon the terms and conditions hereinafter set forth, and intending to be legally bound, the Parties hereto agree as follows.

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified below.

"Administrative Services" shall mean the administrative services set forth in Article VIII.

"Assumption Date" shall have the meaning set forth in Section 3.03 hereof.

"Business Day" means any day that is not a Saturday, Sunday or a federal holiday.

"Closing" shall mean the closing of the transactions contemplated in this Agreement, including the transfer of the Settlement Amount to the Reinsurer.

"Closing Date" shall mean the date as defined in Section 6.01.

"Covered Persons" means the individuals entitled to receive covered benefits under Policies.

"Effective Date" means July 1, 2018, or such other date as may be mutually agreed upon by the Parties in writing.

"Extra-Contractual Liabilities" means any and all liabilities and obligations of any nature, kind or description (i) for consequential, extra-contractual, tort, bad faith, exemplary, punitive, special or similar damages and (ii) for statutory or regulatory damages, fines, penalties, forfeitures, and similar charges of a penal or disciplinary nature.

"Fair Market Value" means prices published by a nationally recognized pricing service for assets where such prices are available and for assets for which such prices are not available a qualified independent securities valuation firm, each pricing service or valuation firm to be selected by the Reinsurer. The fair value of any Investment shall include any accrued interest or dividend on such asset.

"Policy" or "Policies" means those Life, Annuity, and Health insurance policies listed in Exhibit A attached hereto (including all supplements, endorsements, riders and ancillary agreements in connection therewith) with individuals that obligate the Company to provide, arrange for the provision of, or indemnify for the cost of health care services and supplies as specified therein, which policies or other agreements (i) are in effect as of the Effective Date or (ii) become effective after the Effective Date, including through (A) the reinstatement of lapsed policies pursuant to provisions therein or of applicable law, or (B) the renewal thereof by the Company after the Effective Date to satisfy renewal rights under contractual provisions or applicable law.

"Policy Information and Materials" means all books, records, computer files, computer tapes and discs, other nonproprietary software and correspondence pertaining to the Policies including all policyholder lists, policy forms, endorsements, rates, rate and form approvals, approvals of advertising, commission schedules, Producer Agreements, claims manuals, underwriting files, claim files and claims data, complaint records and correspondence with policyholders, healthcare providers, Producers and regulators.

"Policy Liabilities" means the Company's gross liabilities and obligations arising under or in connection with the Policies for claims incurred on or after the Effective Date subject to the indemnity reinsurance with Optimum Re as identified in Exhibit "B" hereof. In addition, the term "Policy Liabilities" shall include:

(a) all Extra-Contractual Liabilities that arise from any act, error or omission on or after the Effective Date, whether or not intentional, in bad faith or otherwise, relating to the Policies, and any attorneys' fees incurred by the Reinsurer or the Company related to such Extra-Contractual Liabilities;

(b) all liabilities and obligations for premium taxes arising on account of any premiums with respect to coverage under the Policies on or after the Effective Date;

(c) all liabilities and obligations for returns or refunds of premiums (irrespective of when due) with respect to coverage under the Policies on or after the Effective Date;

(d) any assessment required by any insurance guaranty, insolvency, comprehensive health association or other similar fund maintained by any jurisdiction relating to the Policies assessed or imposed on the basis of premiums with respect to coverage under the Policies on or after the Effective Date; and

(e) all liabilities and obligations for Producer Payments, if any, due and payable with respect to the Policies to or for the benefit of Producers to the extent that such amount is attributable to premiums with respect to coverage under the Policies on or after the Effective Date.

"Policyholder Materials" shall have the meaning set forth in Section 3.01.

"Producer" shall mean any agent, broker, representative or subagent (i) who at any time had a Producer Agreement with the Company and (ii) is entitled thereunder to receive any Producer Payments from the Company on or after the Effective Date for the solicitation, sale, marketing, production or servicing of any of the Policies, including assignees thereof.

"Producer Agreement" means any written agreement, contract, understanding or arrangement, between the Company and any Producer, including any assignments of compensation thereunder, and relating to the solicitation, sale, marketing, production or servicing of any of the Policies.

"Producer Payments" shall mean any expense allowance, commission, override commission, service fee or other compensation payable by the Company to a Producer pursuant to a Producer Agreement.

"Purchase Price" shall mean the purchase price payable by the Reinsurer to the Company in connection with the assumption and reinsurance of the Policies under this Agreement. The Purchase Price shall be an amount equal to $3,500,000, and such amount shall be paid at Closing, subject to the netting provisions contained in the definition of Settlement Amount and Section 6.02 of this Agreement.

"Settlement Amount" shall mean the amount of the payment to be made by the Company to the Reinsurer or the Reinsurer to the Company at Closing, as the case may be, which shall be equal to the (i) Statutory Reserves and Liabilities less the Purchase Price plus (ii) accrued interest equal to 4.5% on the amounts in (i) earned between the Closing Date and the Effective Date.

"Statutory Reserves and Liabilities" shall mean the total of the following items with respect to the Policies, calculated as of the Effective Date in accordance with generally accepted actuarial standards, consistently applied and fairly stated, and on the basis of assumptions consistent with those used in computing the corresponding items on the Company's financial statement in accordance with requirements of the National Association of Insurance Commissioners:

i. The Aggregate Life Reserve for life and annuity contracts (Page 3, Line 1); plus
ii. The Aggregate Life Reserve for accident and health contracts (Page 3, Line 2); plus
iii. Liability for deposit-type contracts (Page 3, Line 3) ; plus
iv. Policyholders' dividends (Page 3, Line 5); plus
v. Advance premiums (Page 3, Line 8); less
vi. Uncollected Premiums in the course of collection (Page 2, Line 15.1); less
vii. Deferred Premiums (Page 2, Line 15.2); plus or less
viii. Any other assets or liabilities held with respect to these policies, excluding any liabilities held for claims incurred prior to the Effective Date.

All parenthetical references are to the Annual Statement Blank for 2017.

"Transition Date" shall mean the date upon which all Administrative Services are fully assumed by the Reinsurer. The Reinsurer shall use its commercially reasonable best efforts to ensure the Transition Date occur by January 1, 2019.

"Transition Period" shall mean the time from the Effective Date through and including the Transition Date.

ARTICLE II
BUSINESS TRANSFERRED AND REINSURED

Section 2.01 Indemnity Reinsurance. On the Effective Date, the Company shall cede to the Reinsurer, and the Reinsurer shall reinsure from the Company on an indemnity reinsurance basis, 100% of the Policy Liabilities under all Policies.

Section 2.02 Assignment of Policies. As of the Assumption Date, for each policy, (i) the Company hereby transfers and assigns to Reinsurer all of the Company's right, title and interest in the Policies with respect to coverage and (ii) the Reinsurer hereby accepts, assumes and agrees to perform all of the Company's duties and obligations, whether direct, indirect, contingent, unliquidated, unmatured or otherwise in connection with or arising out of the Policies. Upon and after the Assumption Date of each Policy, and subject to Article VII herein, all premium payments under such Policy shall be the sole property of the Reinsurer.

Section 2.03 Assumption. As soon as practicable after the Closing Date, the Reinsurer shall use its commercially reasonable best efforts to effect the assumption of the Policies. The

Company shall provide assistance to the Reinsurer as may be reasonably requested by the Reinsurer to effect the assumption of the Policies.

Section 2.04 Direct Obligations. When the Reinsurer assumes the Policies, with respect to coverage under the Policies on or after the Effective Date, (i) the Reinsurer shall be the successor to the Company under the Policies as if the Policies were direct obligations originally issued by the Reinsurer and the Reinsurer shall be responsible for the performance of all Policy Liabilities due under the Policies in accordance with their terms, (ii) the Reinsurer shall be substituted in the place and stead of the Company, and each Covered Person under any such Policy shall disregard the Company as a party thereto and treat the Reinsurer as if it had been originally obligated thereunder except as otherwise provided herein, (iii) the Company shall be released of all Policy Liabilities with respect to such Policies, (iv) the Covered Persons under the Policies shall have the right to file claims arising under such Policies directly with the Reinsurer and shall have a direct right of action for indemnification, benefits and services under the Policies against the Reinsurer, and the Reinsurer hereby consents to be subject to any such direct action taken by any such Covered Person, and (v) any indemnity reinsurance of the Policies and related liabilities thereunder pursuant hereto by the Reinsurer shall cease and instead be replaced by such assumption, provided, however, the indemnity reinsurance with Optimum Re, as indicated in Exhibit "B" attached hereto, shall remain in full force and effect until such time as Reinsurer shall execute a novation of said reinsurance subject to Optimum Re's consent.

Section 2.05 Policy Liabilities. The Reinsurer accepts, reinsures, and assumes the Policy Liabilities subject to any and all defenses, setoffs, and counterclaims to which the Company would be entitled with respect to the Policy Liabilities, it being expressly understood and agreed by the Parties hereto that no such defenses, setoffs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and that the Reinsurer is and shall be fully subrogated in and to all such defenses, setoffs, and counterclaims. The Policy Liabilities ceded under this Agreement shall be subject to any changes required by law or regulation and the same rates, terms, conditions, waivers, interpretations, modifications and alterations as the Policies.

Section 2.06 Pre-Effective Date Policy Liabilities. The Company shall retain liability for all claims incurred under the Policies prior to the Effective Date (the "Retained Liabilities") and the Retained Liabilities are neither being reinsured nor assumed hereunder. However, the Reinsurer shall provide Administrative Services with respect to all claims incurred prior to the Effective date on behalf of the Company in accordance with the terms of this Agreement and the Company shall reimburse the Reinsurer for claim payments made by the Reinsurer on account of such claims as provided hereunder. Promptly following the first anniversary of the Effective Date, the Company and the Reinsurer shall use their commercially reasonable best efforts to cause the assumption by the Reinsurer from the Company of the remaining unsatisfied Retained Liabilities in return for the Company's payment to the Reinsurer of an amount equal to the estimated discounted amount of the unsatisfied Retained Liabilities as agreed by the Parties.

ARTICLE III
ASSUMPTION CERTIFICATES

Section 3.01 Policyholder Materials. Promptly following the Closing, the Reinsurer shall prepare and deliver to every Covered Person a certificate of assumption and/or such other forms (collectively, the "Policyholder Materials") as may be required by the appropriate insurance regulatory authority in the states having jurisdiction over the Policies in order to effect the assumption contemplated hereunder. All Policyholder Materials shall comply with applicable law, regulation or regulatory authority. The Reinsurer shall use its commercially reasonable best efforts to obtain approval of the assumption by regulatory authorities as expeditiously as possible. The Company shall cooperate with the Reinsurer to the extent reasonably requested by the Reinsurer in obtaining any required regulatory approvals of the Policyholder Materials and the transactions contemplated by this Agreement

Section 3.02 Mailing. The Policyholder Materials shall be mailed on a date agreed upon by the Reinsurer and the Company, and, to the extent required by applicable law, shall be reviewed by and found acceptable to the appropriate regulatory authorities prior to mailing.

Section 3.03 Assumption Date. To the extent permitted and effective under the law, the Parties shall mutually agree on and establish the effective date of the assumption of the Policies. The date or dates on which the assumption of each of the Policies is effective is herein referred to as the "Assumption Date." The earliest Assumption Date will be July 1, 2018. In the event of liquidation of the Company, any Policies that for any reason were not theretofore assumed will be deemed assumed as of the date of the liquidation, as provided in Article XII, unless such assumption is not approved by insurance regulatory authorities.

ARTICLE IV
CERTAIN COVENANTS; TERMINATION

Section 4.01 Undertakings Following Execution Date. Except as otherwise contemplated by this Agreement or with the prior written consent of the Reinsurer, the Company shall (i) use its commercially reasonable efforts to preserve intact and retain the Policies; (ii) not make any change or modification to any Producer Agreement or any Policy and not issue or cancel any Policy except as provided in this Section 4.01; (iii) comply with all laws, rules and regulations applicable to the Company with regard to the Policies; (iv) manage the Policies until the Closing Date consistent with current practices; and (v) not, directly or indirectly, initiate discussions or engage in negotiations concerning the sale, reinsurance or assumption of the Policies. This Section 4.01 shall not prohibit the Company from cancelling any policy for non-payment of premium or at the request of the policyholder in accordance with its terms and applicable law, reinstating any lapsed Policies pursuant to provisions therein or of applicable law, or renewing any Policies to satisfy renewal rights under contractual provisions or applicable law.

Section 4.02 Termination. Notwithstanding anything to the contrary contained in this Agreement or elsewhere:

(a) This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date by the mutual consent of the Parties hereto in writing.

(b) This Agreement may be terminated by the Company in the event that the Reinsurer breaches any material agreement or covenant of the Reinsurer in this Agreement or if any representation or warranty of the Reinsurer fails to be true in any material respect prior to the Closing Date, which breach is not cured within ten (10) days after written notice thereof.

(c) This Agreement may be terminated by the Reinsurer in the event the Company breaches any material agreement or covenant of the Company in this Agreement or if any representation or warranty of the Company fails to be true in any material respect prior to the Closing Date, which breach is not cured within ten (10) days after written notice thereof.

(d) This Agreement may be terminated by either Party if the Closing does not occur on or before January 1, 2019.

Any Party desiring to terminate this Agreement pursuant to Section 4.02(b), (c) or (d) shall give written notice of such termination (and the reason for such termination) to the other Party. If this Agreement terminates pursuant to Section 4.02(b) or (c), each Party shall retain such rights as it may then have for damages or other relief by reason of any breach by the other Party of such other Party's representations, warranties or covenants.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.01 The Company. The Company hereby represents and warrants to the Reinsurer as follows as of the Execution Date and the Closing Date:

(a) Actions and Proceedings. There are no pending actions, suits or proceedings known to the Company which could materially and adversely affect the transactions contemplated under this Agreement.

(b) Organization and Existence. The Company is duly incorporated and validly existing under the laws of the State of Nebraska. At the time the Policies were originally issued or acquired by the Company, the Company was duly qualified and licensed to transact an insurance business in the State of Nebraska and all other applicable jurisdictions.

(c) Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary action on the part of the Company. This Agreement, when executed and delivered by the Company, and assuming the due execution and delivery hereof by Reinsurer, will constitute the valid, legal, and binding agreement of the Company, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated herein, nor compliance with nor fulfillment of the terms and

provisions of this Agreement shall: (1) constitute a default under any instrument, agreement, mortgage, judgment, order, award, decree, or other restrictions to which the Company is a party or by which it is bound, or any statute or regulatory provisions affecting the Company; (2) give any party to or with rights under any such instrument, agreement, mortgage, judgment, order, award, decree, or other restrictions the right to terminate, modify or otherwise change the rights or obligations of the Company under such instrument, agreement, mortgage, judgment, order, award, decree or other restrictions; or (3) require the approval, consent or authorization of or any filing with respect or notification to any federal, state, or local court, governmental authority or regulatory body, except as contemplated in Sections 3.01, 3.02 and 6.01.

(d) Policies. Set forth in Exhibit A hereto is a list of all Policies as of July 1, 2018.

(e) Third Party Reinsurance. Set forth in Exhibit B hereto is a list of all third party reinsurance of the Policies in effect as of the Execution Date.

(f) Brokers. Other than Fletcher Financial, Inc., no broker or finder has acted directly or indirectly for the Reinsurer, nor has the Reinsurer incurred any obligation to pay any brokerage or finder's fee or other commission, in connection with the transactions contemplated by this Agreement. The Reinsurer shall solely be responsible for all fees or compensation paid and payable to Fletcher Financial, Inc. in connection with this transaction.

(g) Representations and Warranties to be True on the Execution Date and the Closing Date. To its knowledge, all of the representations and warranties of the Company set forth in this Agreement will be true and correct in all material respects on the Execution Date and the Closing Date.

Section 5.02 The Reinsurer. The Reinsurer hereby represents and warrants to the Company as follows as of the Execution Date and the Closing Date:

(a) Actions and Proceedings. There are no pending actions, suits or proceedings known to the Reinsurer which could materially and adversely affect the transactions contemplated under this Agreement.

(b) Organization and Existence. The Reinsurer is duly incorporated, validly existing, and in good standing under the corporate and insurance laws of the State of Texas and maintains a certificate of authority to conduct the business of insurance in all jurisdictions where required by law for it to assume the Company's duties and obligations in connection with or arising out of the Policies and carry-out its other obligations under this Agreement.

(c) Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary action on the part of the Reinsurer. This Agreement, when executed and delivered by the Reinsurer, and assuming the due execution and delivery hereof by the Company, will constitute the valid, legal, and binding agreement of the Reinsurer, enforceable in accordance with its terms. Neither the

execution and delivery of this Agreement, nor the consummation of the transaction contemplated herein, nor compliance with nor fulfillment of the terms and provisions of this Agreement shall: (1) constitute a default under any instrument, agreement, mortgage, judgment, order, award, decree, or other restrictions to which the Reinsurer is a party or by which it is bound, or any statute or regulatory provisions affecting the Reinsurer; (2) give any party to or with rights under any such instrument, agreement, mortgage, judgment, order, award, decree, or other restrictions the right to terminate, modify or otherwise change the rights or obligations of the Reinsurer under such instrument, agreement, mortgage, judgment, order, award, decree or other restrictions; or (3) require the approval, consent or authorization of or any filing with respect or notification to any federal, state, or local court, governmental authority or regulatory body, except as contemplated in Sections 3.01, 3.02 and 6.01.

(d) Licenses and Permits. The Reinsurer has and shall maintain all licenses, permits and other legal authority to perform its obligations under this Agreement.

(e) Brokers. Other than Fletcher Financial, Inc., no broker or finder has acted directly or indirectly for the Reinsurer, nor has the Reinsurer incurred any obligation to pay any brokerage or finder's fee or other commission, in connection with the transactions contemplated by this Agreement. The Reinsurer shall solely be responsible for all fees or compensation paid and payable to Fletcher Financial, Inc. in connection with this transaction.

(f) Representations and Warranties to be True on the Execution Date and the Closing Date. To its knowledge, all of the representations and warranties of the Reinsurer set forth in this Agreement will be true and correct in all material respects on the Execution Date and the Closing Date.

ARTICLE VI
CLOSING

Section 6.01 Conditions to Closing; Closing Date. The transfer, assignment, assumption and reinsurance of the Policies, and the other transactions contemplated pursuant hereto are expressly contingent upon and subject to the following condition: obtaining any and all such other approvals and consents as may be required by applicable law, regulation, or regulatory authority (excluding any required approvals or filings of the Policyholder Materials with state regulators). The form of any application for any such approvals or consents as may be required by applicable law, regulation, or regulatory authority shall be approved by the Company and the Reinsurer prior to the filing of such application, which approval shall not be unreasonably withheld, conditioned or delayed. The Closing shall occur at such location, time and date (the "Closing Date") as is mutually agreed by the Parties, shall occur as soon as possible, but in no event more than thirty (30) days, following the satisfaction of the conditions contained herein and any applicable waiting periods and shall occur on the first day of a month unless otherwise mutually agreed by the Parties.

Section 6.02 Closing. On the Closing Date, (a) the Company shall transfer the Settlement Amount to the Reinsurer by transfer of assets and/or cash; and (b) the Reinsurer shall reinsure and assume, pursuant to the terms hereof, the Policies. If the Company chooses to pass assests, the assets must be approved by the Reinsurer and transferred at Fair Market Value. The Reinsurer shall provide the Company with banking instructions and bank routing numbers for the payment of the Settlement Amount at least forty-eight (48) hours prior to the Closing Date.

ARTICLE VII
UNDERTAKINGS OF THE REINSURER FOLLOWING CLOSING

Section 7.01 Premium Payments. Except as otherwise provided herein, upon and after the Effective Date, (i) all premium payments under the Policies shall paid to the Reinsurer, and (ii) any premium payment received by the Company for the Policies shall be remitted to the Reinsurer.

Section 7.02 Producer Payments. The Company shall be liable for all Producer Payments, if any, due from the Company in respect of premiums earned under the Policies prior to the Effective Date. The Company shall remain liable for Producer Payments, if any, due from the Company on premiums earned under the Policies for periods on or after the Effective Date until the Assumption Date, but the Reinsurer shall pay, or reimburse the Company for, such amounts as provided in Section 8.07 and 9.02. The Company shall have no responsibility for Producer Payments on premiums earned under the Policies after the Assumption Date.

Section 7.03 Premium Taxes. The Company shall be liable for all premium taxes, if any, due from the Company in respect of premiums earned under the Policies prior to the Effective Date. The Company shall remain liable for premium taxes, if any, due from the Company on premiums earned under the Policies for periods on and after the Effective Date until the Assumption Date, but the Reinsurer shall pay, or reimburse the Company for, such amounts as provided in Section 8.07 and 9.02. The Company shall have no responsibility for Premium Taxes on premiums earned under the Policies after the Assumption Date.

Section 7.04 Guaranty Fund Assessments. In the event the Company is required to pay an assessment in respect of the Policies to any insurance guaranty, insolvency or other similar fund maintained by any jurisdiction and such assessment is based on premiums collected or policies in force in any period after the Effective Date, the portion, if any, of such assessment that relates to premiums on the Policies for periods on or after the Effective Date shall be reimbursed to the Company by the Reinsurer as provided in Section 9.07 and 10.02.

ARTICLE VIII
UNDERTAKINGS FOLLOWING CLOSING

Section 8.01 Policy Administration. Subject to the terms hereof, the Reinsurer shall be responsible for providing all Administrative Services in connection with the Policies beginning on the Effective Date. During the Transition Period, however, the Company shall provide the Administrative Services in connection with the Policies on behalf of the Reinsurer in accordance herewith, and in a manner consistent with its administration of the Policies prior to the Closing Date, and the Reinsurer shall pay the Company for such services. In addition, the Company shall continue its contract with the Administrators under which the Administrators provides the

Administrative Services in connection with the Policies for such period until the Reinsurer shall commence providing such services directly or through another third party administrator. The Reinsurer shall be responsible for all fees and expenses charged by the Administrators for providing the Administrative Services after the Effective Date. The Reinsurer shall provide for the funding of all benefit payments under the Policies to the extent reinsured or assumed by the Reinsurer hereunder and shall either provide such funding directly to the Administrators or any other person administering claims under the Policies or reimburse the Company for funding the Company provides. The Company assumes no responsibility for any act or omission by the Administrators with respect to the Administrative Services. Notwithstanding the foregoing, the Reinsurer shall remain directly responsible to the Company for the proper provision of Administrative Services until such time as the Policies are assumed by the Reinsurer pursuant hereto. Beginning on the Transition Date, the Reinsurer shall provide or cause to be provided all Administrative Services in connection with the Policies in accordance herewith at no additional cost to the Company.

Section 8.02 Cooperation. The Company agrees to provide all reasonable assistance to the Reinsurer in transferring the Administrative Services in connection with the Policies to the Reinsurer, including without limitation responding to questions from the Reinsurer in the conversion of computer records and files to the systems of the Reinsurer. The Company also agrees to provide copies of the Policy Information and Materials and all other records and data in the Company's possession or control necessary for Reinsurer to provide Administrative Services. The Reinsurer agrees to cover costs associated with the Administrators in order to transfer the administration of the business to the Reinsurer.

Section 8.03 Forwarding of Claims and Inquiries. After the Closing Date until the Assumption Date, the Parties shall keep each other informed of all inquiries involving non-assumed Policies, including, without limitation, inquiries regarding additional premiums, claims payment or policy provisions, limitations or exclusions. After the Closing Date until the Assumption Date, each of the Parties shall within three (3) Business Days following receipt thereof, notify the other Parties of any written or oral complaint to or from any official of a state insurance department, any federal or state regulatory authority or any other person or entity, and any complaint threatening litigation in connection with any of the non-assumed Policies.

Section 8.04 Administration of the Policies. The Reinsurer agrees to provide Administrative Services with respect to the Policies until the Assumption Date, as described herein, commencing on the Transition Date until the Assumption Date, in an accurate, timely, competent and professional manner, in conformance with the terms of this Agreement, the Policies and applicable law.

The Administrative Services shall consist of the following:

(a) Billing and collection of premiums due under the Policies and, to the extent required by law, the return of unearned premiums.

(b) Preparation of such reports as may reasonably be required to calculate premium taxes due under the Policies.

(c) Maintenance of applications, policyholder, premium and other necessary records, including all computer records, so as to enable the determination, at any time, of the true and accurate status of the insurance in force under the Policies.

(d) The making available of all records relating to the Policies for audit by the Company upon reasonable notice and during regular business hours. Such records shall include, but not be limited to, policyholder records, in-force listings, premium records, claim forms, itemized billings and eligibility documentation.

(e) The giving of required notices to policyholders of any cancellation, non-renewal or lapse in coverage under the Policies.

(f) The giving of notice to the Company of any consumer complaint which threatens legal action and the forwarding to the Company of all written consumer complaints within three (3) Business Days after receipt thereof, as well as all pertinent files and correspondence relating thereto.

(g) The provision of those standard supplies needed for the administration of the Policies.

(h) Processing of policy changes requested by policyholders including, but not limited to name changes, address changes, beneficiary changes, cancellations, reinstatements, assignments and the like.

(i) Processing of reports of transactions under the Policies from time to time as reasonably requested by the Company.

(j) Calculation of reserves on the Policies on not less than a calendar quarter basis, and otherwise as may reasonably be required by the Company from time to time in order to comply with the Company's financial reporting requirements and obligations.

(k) Reporting of such information with respect to the Policies as the Company may reasonably require from time to time for statutory or other filing and reporting purposes.

(l) Policy administration, customer service, and recordkeeping, including the distribution to each policyholder, as frequently as required to be in compliance with state and federal requirements, Privacy and HIPAA Notice(s) in accordance with the law.

(m) Communication with the policyholders of the Policies.

(n) The administration and processing of claims under the Policies, including the following:

(i) Allowable claims arising under the terms of the Policies shall be paid accurately in accordance with the terms of the Policy and state law.

(ii) In the event of non-payment of a claim on account of incomplete or insufficient data, receipt of the claim shall be confirmed with, and the reason for nonpayment shall be communicated to, the claimant as required by applicable state law.

(iii) If the Reinsurer determines that a claim under a Policy requires investigation or should be denied, or if suit is brought with respect to a claim, the Reinsurer will provide written notice to the Company as soon as practicable, but in no event more than ten (10) Business Days after the Reinsurer receives notice of such litigation, and, if the Company receives a notice of litigation, it will provide written notice to the Reinsurer within same time period as above. The Reinsurer and the Company shall consult regarding the disposition of the claim. In the event of disagreement, the Reinsurer shall have final authority over the disposition of the claim.

(iv) Conform to the reasonable requirements set by the Company for monthly submission of claims reports.

(v) Perform such other claim services as the Company may reasonably require in connection with the maintenance of the Policies.

(o) Payments to Producers and preparation and mailing of Producer commission statements.

Section 8.05 American Life Services. American Life agrees to provide the Administrative Services with respect to the Policies, as described herein, during the Transition Period, in an accurate, timely, competent and professional manner, in conformance with the terms of this Agreement, the Policies and applicable law.

The Administrative Services shall consist of the following:

(a) Billing and collection of premiums due under the Policies and, to the extent required by law, the return of unearned premiums.

(b) Preparation of such reports as may reasonably be required to calculate premium taxes due under the Policies.

(c) Maintenance of applications, policyholder, premium and other necessary records, including all computer records, so as to enable the determination, at any time, of the true and accurate status of the insurance in force under the Policies.

(d) The making available of all records relating to the Policies for audit by the Reinsurer upon reasonable notice and during regular business hours. Such records shall include, but not be limited to, policyholder records, in-force listings, premium records, claim forms, itemized billings and eligibility documentation.

(e) The giving of required notices to policyholders of any cancellation, non-renewal or lapse in coverage under the Policies.

(f) The giving of notice to the Reinsurer of any consumer complaint which threatens legal action and the forwarding to the Reinsurer of all written consumer complaints within three (3) Business Days after receipt thereof, as well as all pertinent files and correspondence relating thereto.

(g) The provision of those standard supplies needed for the administration of the Policies.

(h) Processing of policy changes requested by policyholders including, but not limited to name changes, address changes, beneficiary changes, cancellations, reinstatements, assignments and the like.

(i) Processing of reports of transactions under the Policies from time to time as reasonably requested by the Reinsurer.

(j) Calculation of reserves on the Policies on not less than a calendar quarter basis, and otherwise as may reasonably be required by the Reinsurer from time to time in order to comply with the Reinsurer's financial reporting requirements and obligations.

(k) Reporting of such information with respect to the Policies as the Reinsurer may reasonably require from time to time for statutory or other filing and reporting purposes.

(l) Policy administration, customer service, and recordkeeping, including the distribution to each policyholder, as frequently as required to be in compliance with state and federal requirements, Privacy and HIPAA Notice(s) in accordance with the law.

(m) Communication with the policyholders of the Policies.

(n) The administration and processing of claims under the Policies, including the following:

    (i) Allowable claims arising under the terms of the Policies shall be paid accurately in accordance with the terms of the Policy and state law.

    (ii) In the event of non-payment of a claim on account of incomplete or insufficient data, receipt of the claim shall be confirmed with, and the reason for nonpayment shall be communicated to, the claimant as required by applicable state law.

    (iii) If American Life determines that a claim under a Policy requires investigation or should be denied, or if suit is brought with respect to a claim, American Life will provide written notice to the Reinsurer and the Company as soon as practicable, but in no event more than ten (10) Business Days after American Life receives notice of such litigation. If the Company receives a notice of litigation, it will provide written notice to the Reinsurer and American Life within same time period as above. The Reinsurer and

the Company shall consult regarding the disposition of the claim. In the event of disagreement, the Reinsurer shall have final authority over the disposition of the claim.

(iv) Conform to the reasonable requirements set by the Reinsurer for monthly submission of claims reports.

(v) Perform such other claim services as the Reinsurer may reasonably require in connection with the maintenance of the Policies.

(o) Payments to Producers and preparation and mailing of Producer commission statements.

Section 8.06 Compensation. In consideration of American Life performance of the American Life Services, the Reinsurer shall pay American Life a fee equal to $2.50 per premium paying policy per month and $1.50 for any paid up or stand alone annuity policy per month on the policies listed in Exhibit A. No additional fees will be paid on the riders of the policies in Exhibit A. The Company shall not owe the Reinsurer any additional compensation for the Reinsurer's performance of Administrative Services.

Section 8.07 Payment of Proceeds. During the Transition Period, the Company shall remit to the Reinsurer, in accordance with Section 9.01 and 9.02 of this Agreement, the Net Proceeds. For purposes of this Section 8.07, "Net Proceeds" means (a) collected premiums on the Policies actually received by the Company for coverage periods on or after the Effective Date, less (b) any Producer Payments made by the Company on premiums earned under the Policies for periods on or after the Effective Date until the Assumption Date, less (c) a provision for premium taxes and guaranty fund assessments equal to 2.0% of earned premiums, less (d) any fees owed to American Life, less (e) any claims paid that were incurred on or after the Effective Date. If the Net Proceeds are negative, the Reinsurer shall pay the absolute value of such amount to the Company.

Section 8.08 Files and Records. During the Transition Period, American Life will maintain true and accurate files and records with respect to the American Life Services provided under this Article VIII, including such files and records as may be required by law. American Life's files and records in respect of the American Life Services provided under this Article VIII shall be available for inspection and copying by the Reinsurer upon reasonable notice. The Company shall make available to the Reinsurer all files and records in its possession relating to the Policies reasonably necessary for the transfer of the administration of the business. The Company shall transfer to the Reinsurer such files, records and in-house developed systems and processes relating to the Policies that are reasonably requested by the Reinsurer in a mutually acceptable manner and timeframe, provided that such request does not impose an undue cost or other burden on the Company and that the Company may retain copies of such files, records, systems and processes. Files and records relating to Policies assumed by the Reinsurer will become the property of the Reinsurer upon the date of assumption. Files and records relating to Policies reinsured by the Reinsurer on an indemnity basis will remain the property of the Company until the assumption of the Policies.

Section 8.09 Termination of American Life Services. American Life's obligation to provide the American Life Services shall continue until the earliest of:

(a) January 1, 2019, unless the Parties mutually agree to a different date;

(b) at such time the Reinsurer, in its sole and absolute discretion, transfers the administration of all the Policies, upon at least twenty (20) days written notice to the Company, to another party experienced in policy administration; or

(c) when none of the American Life Administered Policies remain in force.

Section 8.10 Termination of Reinsurer Administrative Services. The Reinsurer's obligation to provide Administrative Services shall continue until the earliest of:

(a) the date that all of the Policies have been assumed by the Reinsurer; or

(b) when none of the Policies remain in force.

ARTICLE IX
ACCOUNTING FOR POLICIES

Section 9.01 Accounting Reports. Subsequent to the Closing Date until the Transition Date, within fifteen (15) Business Days after the close of each month, the Company shall provide the Reinsurer with reports of activities under this Agreement with respect to all Policies for the preceding month showing any amounts due the Company or the Reinsurer, as the case may be, hereunder and any information required by the Statement of Statutory Accounting Principles, as amended, of the National Association of Insurance Commissioners.

Section 9.02 Settlements; Reimbursement of Premium Taxes. Within ten (10) Business Days after delivery of each monthly report, the Reinsurer and the Company shall settle on an estimated basis, all amounts then due under this Agreement for that month. The Reinsurer and the Company shall make a final settlement of all amounts due for each calendar year within twenty (20) Business Days after the end of the calendar year. Any premium taxes or guaranty fund assessments owed by the Company with respect to the Policies for coverage periods after the Transition Date, including any estimated payments by the Company, shall be promptly reimbursed by the Reinsurer following its receipt of an invoice therefor from the Company.

Section 9.03 Net Payment Basis. Amounts payable under this Agreement by the Parties shall be settled against each other, dollar for dollar, and only a net payment shall be due.

Section 9.04 Late Payments. Should any payment due any Party be received by such Party more than thirty (30) days after the due date for such payment under this Agreement, interest shall accrue from the date on which such payment was due (taking into account the provisions of 9.05 hereof) until payment is received by the Party entitled thereto, at the rate of five percent (5.00%) per annum or the most allowed by law, whichever is less.

Section 9.05 Wire Transfer of Funds. All settlements in accordance with this Agreement shall be made by wire transfer of immediately available funds on the due date, or if such day is not a Business Day, on the next day which is a Business Day. Payment may be made

by check payable in immediately available funds in the event the party entitled to receive payment has failed to provide wire transfer instructions.

Section 9.06 Reports to Regulatory Authorities. From the Effective Date to the Assumption Date, the Reinsurer and the Company shall promptly furnish the other with copies of any and all filings with, and reports or communications received from, any regulatory authority which relates directly and materially to the Policies.

ARTICLE X
POLICY ADMINISTRATION; REPORTING

Section 10.01 Communications Relating to the Policies. On and after the Effective Date (and in the case of the Reinsurer, only until the Assumption Date with respect to any Policy), each Party shall forward promptly to the other Party copies of all notices and other written communications it receives relating to any of the Policies (including all inquiries or complaints from regulatory authorities, agents, brokers and Covered Persons and all notices of claims, suits and actions for which it receives service of process). Each Party shall be entitled to retain copies of all such materials.

Section 10.02 Complaint Handling Procedure. From the Closing Date to the Assumption Date with respect to any Policy, the Parties shall cooperate with each other in providing information necessary to respond to any inquiries and complaints concerning any of the Policies arising or relating to any period of time before or after the Effective Date ("Complaints") in conformance with the terms of the applicable Policies. The Parties shall cooperate with each other in providing information necessary to respond to any Complaints concerning the Policies. Copies of all inquiries and complaints concerning the Policies shall be promptly forwarded by the receiving Party by email, facsimile or overnight mail to the other Party. The Company, after consultation with the Reinsurer shall answer all inquiries and complaints received by it concerning the Policies prior to the Assumption Date and the Reinsurer shall answer all inquiries and complaints concerning the Policies on and after the Assumption Date. Upon answering any inquiries or complaints, the Company shall furnish the Reinsurer with a copy of the complaint file. The Reinsurer shall be solely responsible for maintaining any complaint files, complaint registers or other reports of any kind, which are required to be maintained under applicable law.

Section 10.03 Inspection. Each Party and its respective authorized representatives shall have the right, upon prior written notice, at reasonable times during normal business hours, to inspect and review all books, records, accounts, reports, tax returns, files and information of the other party hereto reasonably relating to this Agreement. The Parties shall keep all non-public information received from the other party strictly confidential, and unless otherwise required by applicable law or regulatory authority, shall not disclose any of the same without obtaining the prior approval of the party providing the information. The rights of the Parties under this Section 10.03 shall survive termination of this Agreement.

ARTICLE XI
INDEMNIFICATION

Section 11.01 Indemnification by the Reinsurer. The Reinsurer shall indemnify, defend and hold the Company harmless from and against (i) all losses, liabilities, claims, damages and expenses (including reasonable attorneys' fees and expenses) that are based upon or arise out of any breach of or failure to perform any of the obligations, representations, warranties or covenants of the Reinsurer provided for in this Agreement and (ii) any liability or obligation that would be a Policy Liability but for it being incurred after the Effective Date.

Section 11.02 Indemnification by the Company. The Company shall indemnify, defend and hold the Reinsurer harmless from and against (i) all losses, liabilities, claims, damages and expenses (including reasonable attorneys' fees and expenses) that are based upon or arise out of any breach of or failure to perform any of the obligations, representations, warranties or covenants of the Company provided for in this Agreement, (ii) any liability or obligation that would be a Policy Liability but for it being incurred on or before the Effective Date.

Section 11.03 Indemnification Procedures.

(a) Promptly after receipt by an indemnified Party of notice of any demand, claim or circumstances which would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that the indemnified Party in good faith believes may result in an indemnification obligation on the part of an indemnifying Party under the terms of this Article XI (an "Asserted Liability"), the indemnified Party shall give notice thereof (the "Claims Notice") to the indemnifying Party.

(b) The indemnifying Party shall defend, at its own expense and by its own counsel, any such Asserted Liability involving a third party claim or investigation; provided, however, that the indemnifying Party may not compromise or settle any Asserted Liability without the consent of the indemnified Party, which consent shall not be unreasonably withheld, unless such compromise or settlement (i) requires no more than a monetary payment for which the indemnified Party is hereunder fully indemnified or involves other matters not binding upon the indemnified Party and (ii) fully releases the indemnified Party from any and all losses related to the Asserted Liability. If immediate action is necessary to defend the indemnified Party against an Asserted Liability, and the indemnifying Party has been informed of the need for immediate action but does not undertake such defense, the indemnified Party may defend such new Asserted Liability until such time as the indemnifying Party acts to defend the indemnified Party or until the indemnifying Party informs the indemnified Party that the indemnifying Party has assumed responsibility for such defense. Such defense by the indemnified Party shall be at the expense of the indemnifying Party. In informing one another concerning a new Asserted Liability that requires such immediate action, the Parties may use any means of communication that is clearly likely to provide notice. If the indemnified Party has not informed the indemnifying Party of the need for immediate action, the cost of such action will be borne by the indemnified Party until such time as the indemnifying Party is notified; likewise, if the indemnifying Party has assumed the

defense of the indemnified Party and notified the indemnified Party of same, any further action by the indemnified Party thereafter will be at the indemnified Party's expense.

ARTICLE XII
INSOLVENCY

Section 12.01 Cut Through. In the event a Court adjudicates the Company to be insolvent and places the Company into liquidation, (i) the Reinsurer shall be the successor to the Company under any Policies that have not been assumed by the Reinsurer and have all rights and obligations of the Company as if such Policies were direct obligations originally issued by the Reinsurer and the Reinsurer shall be responsible for the performance of all Policy Liabilities due under such Policies in accordance with their terms, (ii) the Reinsurer shall be substituted in the place and stead of the Company, and each Covered Person under any such Policy shall disregard the Company as a party thereto and treat the Reinsurer as if it had been originally obligated thereunder except as otherwise provided herein, (iii) the Company shall be released of all Policy Liabilities with respect to such Policies, (iv) the Covered Persons under such Policies shall have the right to file claims arising under such Policies directly with the Reinsurer and shall have a direct right of action for indemnification, benefits and services under such Policies against the Reinsurer, and the Reinsurer hereby consents to be subject to any such direct action taken by any such Covered Person, (v) the Reinsurer shall be responsible for all matters relating to administration of such Policies after the Company is placed into liquidation, including but not limited to policy changes, reinstatement standards, premium rate changes, policy renewals, agent commissions and administrative methods and procedures, (vi) any indemnity reinsurance of such Policies and related liabilities thereunder by the Reinsurer shall cease (and Reinsurer shall be relieved of any liability to make payment directly to the Company or any successor of the Company) and instead be replaced by such assumption of such Policies, and (vii) the Reinsurer shall make payment based upon the Policy Liabilities to the Covered Person or provider thereof according to the policy form, and not to the Company. Upon such assumption of the Policies, all of the Company's obligations under such Policies, including those of any conservator, liquidator, or statutory successor of the Company, shall be fully and completely discharged. As to all Policies assumed pursuant to this subsection, all premium payments under the Policies shall be the sole property of the Reinsurer. The Reinsurer shall be authorized to endorse for payment all checks, drafts and money orders payable to the Company with respect to premiums payable on the Policies and the Company hereby assigns all of its rights and privileges, to the extent permitted by law, to draft or debit the accounts of any Covered Person for premiums due under the Policies pursuant to existing pre-authorized bank draft or electronic fund transfer arrangements between the Company and such Covered Persons.

ARTICLE XIII
SET OFF

The Company and the Reinsurer may offset any balance or amount due from one party to the other under this Agreement. This provision shall not be affected by the insolvency of either party to this Agreement.

ARTICLE XIV
MISCELLANEOUS

Section 14.01 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, certified or registered mail (postage prepaid and return receipt requested), by a nationally recognized overnight courier service (appropriately marked for overnight delivery), or by facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type). Notices shall be effective as described below, and shall be addressed as follows:

If to the Company:

Mark Oliver
American Life & Security Corp.
2900 South 70th Street, Suite 400
Lincoln, NE 68506

If to the Reinsurer:

Kevin Dill
Unified Life Insurance Company
7201 W 129th St. Suite 300
Overland Park, KS 66213

All notices and other communications required or permitted under the terms of this Agreement that are addressed as provided in this Section shall (i) if delivered personally or by overnight express, be deemed given upon delivery; (ii) if delivered by facsimile transmission, be deemed given when electronically confirmed; and (iii) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for notice purposes by giving a similar notice specifying a new address, but-no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

Section 14.02 Entire Agreement. This Agreement (including the Exhibits hereto) contain the entire agreement and understanding between the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings, written or oral, with respect thereto.

Section 14.03 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

Section 14.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of signature pages by facsimile, PDF or other electronic means shall be effective for execution and delivery of this Agreement and for all purposes.

Section 14.05 No Third Party Beneficiary. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or shall be construed to give any person, other than the Parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained herein, and Reinsurer shall not be directly liable hereunder to any Covered Person under any Policy until such policy has been assumed by the Reinsurer (including pursuant to Article XII in the event of the Company's liquidation).

Section 14.06 Amendment. This Agreement may only be amended or modified by a written instrument executed on behalf of the Parties and any such amendment shall be subject to receipt of any and all consents, approvals, permits and authorizations required to be obtained from any insurance regulatory authority.

Section 14.07 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either of the Parties without the prior written consent of the other Party, and any such assignment that is attempted without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

Section 14.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Parties under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

Section 14.09 Duty of Cooperation. Each Party hereto shall cooperate fully with the other Party hereto in all reasonable respects in order to accomplish the objectives of this Agreement.

Section 14.10 Governing Law; Dispute Resolution; Damages; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska.

ALL PARTIES TO THIS AGREEMENT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, COUNTERCLAIM, CROSS-CLAIM, OR THIRD-PARTY CLAIM BROUGHT BY ANY OF THE PARTIES HERETO ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO OR CONNECTED WITH THIS AGREEMENT.

Section 14.11 Waiver. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under the terms of this Agreement, or by law or otherwise afforded, shall be cumulative and not alternative, except as otherwise provided by law.

Section 14.12 Errors and Omissions. Inadvertent delays, errors or omissions that occur or are made in connection with the transactions contemplated by this Agreement shall not relieve any Party from any liability that would have attached had such delay, error or omission not occurred, provided that such error or omission is rectified by the Party making such error or omission no later than thirty (30) days after discovery thereof and such error or omission does not prejudice any other Party.

Section 14.13 IN WITNESS WHEREOF, the Company and the Reinsurer have each executed this Agreement as of the date first written above.

AMERICAN LIFE & SECURITY CORP.

By: Mark A. Oliver
Name: MARK A. OLIVER
Title: VP

UNIFIED LIFE INSURANCE COMPANY

By: [signature]
Name: Kevin Dill
Title: President

EXHIBIT A
POLICY LISTING

All policies included in the closing support worksheet Reserves, Deposit Type Liab, Policy Loans, DueDefAdv Premiums.xlsx

EXHIBIT B
REINSURANCE

YRT Treaty between Old Reliance Insurance Company and Frankona America Life Reassurance Company (now Optimum Re) Number AYN-LF 089

Bulk Reinsurance Agreement between American Life & Security Corp. and Optimum Re Insurance Company Number 2509-09AB16

YRT Treaty between American Life & Security Corp. and Optimum Re Insurance Company Number 2509-09AY10

YRT Treaty between Old Reliance Insurance Company and the Lincoln National Life Insurance Company (now Optimum Re) Number 1